Lattice Incorporated Reports First Quarter 2008 Results

Tuesday May 20, 4:03 pm ET

PENNSAUKEN, N.J.--(BUSINESS WIRE)--Lattice Incorporated (OTC: LTTC - News) (“Lattice” or the “Company”), a provider of advanced information and communications technology solutions to key government agencies and enterprise customers, today announced first quarter 2008 results.

First Quarter 2008 Highlights

•	Total revenues increased 13% year-over-year to $3.6 million despite a delay in task order renewals on existing contract vehicles

•	Net loss applicable to common shares was $141 thousand compared to a loss of 1.5 million a year ago

•	Loss per fully diluted share was $0.01 compared to a loss of $0.09 a year ago

“We are pleased with our results for the first quarter. Despite the delays in some follow-on task orders from existing government contracts, we were able to deliver double digit year-over-year organic growth. We are also pleased with the recent follow-on task order awards on some important contracts,” said Paul Burgess, Lattice’s Chief Executive Officer.

First Quarter 2008 Results

Lattice’s total revenue in the first quarter 2008 was $3.6 million, an increase of 13% over the same period last year. Revenue growth was driven by follow on orders from key existing contracts. Services and solutions to the Federal government accounted for 93% of the Company’s revenues in the quarter.

As a percent of revenues, our Gross margin was 32% in 2007 on higher revenues, down from 54% in the first quarter of 2007. The year-over-year reduction in the gross profit percentage was primarily due to an increased use of sub-contractors in support of the delivery of the Company’s government contract vehicles primarily its JPMIS Seaport-e contract.

The Company posted an operating loss for the first quarter of $458 thousand which compared to operating income of $54 thousand in the first quarter of 2007. The operating loss for the first quarter of 2008 included non-cash amortization expense of $372 thousand related to intangible assets associated with the acquisition of RTI in 2006 and SMEI in 2005, compared to a non-cash amortization expense of $520 thousand in the same period in 2007.

Net loss applicable to common shares was $141 thousand, or $0.01 per fully diluted share, compared to a net loss of $1.5 million, or $0.09 per diluted share in the year ago period.

Recent Events

On January 28, 2008 the Company announced that Peace Corps selected Aquifer version 6.5 to develop and deploy its Volunteer Information Database Application (VIDA 2.0), with worldwide release scheduled for the first quarter of 2008.

On February 26, 2008 the Company announced that the Joint Program Manager Information Systems (JPM IS) has exercised and partially funded an optional $2.35M Contract Line Item in its ongoing SeaPort-e Task Order. If all options and award terms are exercised this contract could generate revenue over five years of up to approximately $55 million to Lattice.

On March 4, 2008 the Company announced that it had been recognized in the prestigious “Deloitte 2007 Technology Fast 500” program as one of the 500 fastest growing technology companies in North America.

On March 31, 2008 the Company announced that the Private Bank of the Peninsula reached a participation agreement with Montage Capital LLC under which it can expand Lattice’s line of credit from $2,400,000 up to $4,000,000.

Conference Call

The Company will host a conference call at 5:00 p.m. ET on May 20, 2008, to discuss the first quarter 2008 results. Joining Paul Burgess, Lattice’s Chief Executive Officer, will be Joe Noto, Chief Financial Officer. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1(866) 864-4336. The conference ID for the call is 48632162.

If you are unable to participate in the call at this time, a replay will be available on April 15, at 8:00 p.m. ET, for seven days. To access the replay, dial +1(800)642-1687 international callers should dial +1(706)645-9291 and enter the conference ID 48632162.

About Lattice Incorporated

Lattice Incorporated is a provider of advanced information and communications technology solutions to the government and commercial markets. The company's technology services division designs, deploys and manages advanced technological solutions at key government agencies and for mid- to large-sized enterprises. Lattice's technology products division consists of several core proprietary platforms used to develop customized software applications with military grade security in a number of different markets. For more information, visit http://www.latticeincorporated.com.

Safe Harbor Statement

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K previously filed with the SEC.

LATTICE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2008	2007

Revenue - Technology Services	$3,354,013	$2,887,079
Revenue - Technology Products	236,893	289,402
Total Revenue	3,590,906	3,176,481

Cost of Revenue - Technology Services	2,369,326	1,383,262
Cost of Revenue - Technology Products	88,538	89,192
Total cost of revenue	2,457,864	1,472,454
Gross Profit	1,133,042	1,704,027

Operating expenses:
Selling, general and administrative	1,069,640	1,128,724
Research and development	149,735	109,041
Amortization expense	372,057	520,428
Total operating expenses	1,591,432	1,758,193
Income (Loss) from operations	(458,390)	(54,166)

Other income (expense):
Derivative income (expense)	179,667	(845,365)
Extinguishment loss	-	(157,130)
Interest expense	(50,821)	(385,803)
Finance expense	(452)	(5,000)
Total other income (expense)	128,394	(1,393,298)

Minority Interest	27,422	(47,043)
Loss before taxes	(302,574)	(1,494,507)

Income taxes benefit	(174,208)	-
Net loss	$(128,366)	$(1,494,507)

Reconciliation of net income loss income applicable to common shareholders:
Net loss	$(128,366)	$(1,494,507)
Series B Preferred stock dividend	(12,500)	(12,500)
Loss applicable to common stockholders	$(140,866)	$(1,507,007)

Loss per common share
Basic	$(0.01)	$(0.09)
Diluted	$(0.01)	$(0.09)

Weighted average shares:
Basic	16,828,428	16,629,848
Diluted	16,828,428	16,629,848

LATTICE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS:
Current assets:
Cash and cash equivalents	$1,068,177	$769,915
Accounts receivable, net	2,989,094	3,839,744
Inventories	65,846	65,846
Other current assets	86,080	127,801
Total current assets	4,209,197	4,803,306

Property and equipment, net	40,448	27,530
Goodwill	7,629,632	7,629,632
Other intangibles, net	4,982,014	5,354,071
Other assets	101,099	118,623
Total assets	$16,962,390	$17,933,162

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,353,307	$2,716,411
Accrued expenses	1,571,170	1,252,916
Due to former "RTI" Stockholder's	1,500,000	1,500,000
Customer deposits	15,000	15,000
Deferred revenue	15,000	-
Notes payable	1,621,662	1,050,254
Derivative liability	7,037,432	7,217,099
Total current liabilities	13,113,571	13,751,680

Deferred tax liabilities	2,487,746	2,661,954
Minority interest	187,177	214,599

Shareholders' equity
Preferred Stock - .01 par value	88,387	88,387

10,000,000 shares authorized, 8,838,686 issued and outstanding
Common stock - .01 par value, 200,000,000 authorized, 16,842,428 issued, and 16,829,428 outstanding	168,425	168,425
Additional paid-in capital	36,864,734	36,854,901
Accumulated deficit	(35,549,817)	(35,408,951)
	1,571,729	1,702,762
Common stock held in treasury, at cost	(397,833)	(397,833)
Shareholders' equity	1,173,896	1,304,929
Total liabilities and shareholders' equity	$16,962,390	$17,933,162

LATTICE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2008	2007

Cash flow from operating activities:
Net loss before preferred dividends	$(128,366)	$(1,494,507)

Adjustments to reconcile net loss to net used for provided by operating activities:
Derivative (income) expense	(179,667)	845,365
Amortization of intangible assets	372,057	520,428
Amortization of debt discount (effective method)	-	205,809
Amortization of deferred financing	-	118,207
Deferred income taxes	(174,208)
Minority interest	(27,422)	47,043
Share-based compensation	9,833	61,440
Depreciation	3,676	4,125
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	850,650	(675,389)
Inventories	-	(1,232)
Other current assets	41,721	8,090
Other assets	17,524	26,235
Increase (decrease) in:
Accounts payable and accrued liabilities	(1,057,349)	180,911
Deferred revenue	15,000	(28,621)
Total adjustments	(128,185)	1,312,411
Net cash used for operating activities	(256,551)	(182,096)
Cash Used in investing activities:
Purchase of equipment	(16,594)	-
Net cash used for investing activities	(16,594)	-
Cash flows from financing activities:
Payments on notes payable	(66,000)	(45,000)
Bank line-of-credit (payments) borrowings, net	637,407	(81,570)
Net cash provided by (used for) by financing activities	571,407	(126,570)
Net increase (decrease) in cash and cash equivalents	298,262	(308,666)
Cash and cash equivalents - beginning of period	769,915	392,275
Cash and cash equivalents - end of period	$1,068,177	$83,609

Supplemental cash flow information
Interest paid in cash	$19,302	$40,315
Preferred stock dividend	$12,500	$12,500

Contact:
Lattice Incorporated
Paul Burgess, CEO
+1-856-910-1166 ext. 2111
pburgess@sysmanagement.com
or
CCG Elite Investor Relations
Crocker Coulson, President
+1-646-213-1915
crocker.coulson@ccgir.com
or
Ed Job, CFA
+1-646-213-1914
ed.job@ccgir.com

Source: Lattice Incorporated